UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK -----------------------X In re:	Chapter 11

CHARTWELL INTERNATIONAL INC.	Case No. 10-37467	(CGM)
Debtor. ------------------------------------------------------------X

DEBTOR’S PREPETITION PLAN OF REORGANIZATION
I. SUMMARY

This Plan of Reorganization (the “Plan”) under chapter 11 of the Bankruptcy Code (the “Code”) proposes to pay creditors of Chartwell International, Inc. (the “Debtor”) from shares in the reorganized Debtor. This Plan provides for one class of secured claims; one class of unsecured claims; and one class of equity security holders. Unsecured creditors holding allowed claims will receive stock distributions, which the Debtor has valued at approximately 8.4 cents on the dollar. This Plan also provides for the payment of administrative and priority claims.

All creditors and equity security holders should refer to Articles III through V of this Plan for information regarding the precise treatment of their claim. A disclosure statement that provides more detailed information regarding this Plan and the rights of creditors and equity security holders has been circulated with this Plan. Your rights may be affected. You should read these papers carefully and discuss them with your attorney, if you have one. (If you do not have an attorney, you may wish to consult one.)

Definitions

1    "Administrative Expense Claim" means any cost or expense of administration of the Chapter 11 cases allowed under Section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses to the extent allowed by the Bankruptcy Court under Section 330 of the Bankruptcy Code.
2    "Allowed Claim" or "Allowed Interest" means a claim against, or Equity Security interest in, the Debtors to the extent that:

a. If the claim or interest arose or is deemed to have arisen on or before the Filing Date, (1) proof of the claim or interest either is timely filed or is deemed filed under Code Section 1111(a) and (2) the claim or interest either is not the subject of a timely filed objection or is allowed by a Final Order; or
b. If the claim arose after the Filing Date and is not deemed to have arisen on or before such date, (1) the claim is of a kind that can be voluntarily paid from the

Debtors'estate without specific Bankruptcy Court approval and is so paid or (2) the claim has been allowed by a Final Order; and

c. Such claim is not subject to disallowance pursuant to Section 502(d) of the Code.

    3. "Allowed Secured Claim" means the Allowed Claim determined to be secured under provisions of Section 506 of the Bankruptcy Code.

1    "Bankruptcy Code" means Title 11 of the United States Code and any amendments applicable to this case.
2    "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or, in the event such court ceases to exercise jurisdiction over this Chapter 11 case, such court or adjunct thereof which thereafter exercises jurisdiction over this Chapter 11 case.
3    "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended, as applicable to cases pending before the Bankruptcy Court.

    8. "Cash" means cash and cash equivalents including, but not limited to, checks and other similar forms of payment or exchange.

3"Claimant" means a holder of an Allowed Claim.
3"Confirmation" means entry of the Confirmation Order.

    11. "Confirmation Order" means the entered order of the Bankruptcy Court confirming the Debtors'Plan.

    13. "Debtor" means Chartwell International, Inc., a Nevada corporation.

1    "Disputed Claim" or "Disputed Interest" means a claim against, or equity security interest in, a Debtor (a) which has been included in the Debtors'schedules as disputed, contingent, or unliquidated, unless proof of such claim has been filed which has not been objected to, or (b) as to which the Debtor or any other party in interest has interposed an objection in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection has not been withdrawn or determined by a Final Order.
2    "Distribution" means the Equity Security to be distributed under the Plan to holders of Allowed Claims, Allowed Interests or other parties in interest under the terms of the Plan.
3    "Effective Date" means the date on which merger of Debtor and ERH takes place, which shall occur as soon as practicable after the order confirming the Plan becomes a Final Order, but in no event later than 90 days after the Final Order.

1    "Equity Security" means any equity interest in Debtor or in Reorganized Chartwell including, but not limited to, preferred and common stock, options and warrants.
2    "Final Order" means an order of the Bankruptcy Court as to which (a) any appeal that has been taken, with respect to which there has been a stay pending appeal, has been finally determined or dismissed, or (b) the time for appeal has expired and a notice of appeal has not been filed timely, or (c) a notice of appeal has been timely filed for which there is no stay issued pending appeal.
3    "Plan" means this Plan of Reorganization together with any amendments or modifications thereto which may be filed by Debtor.
4    "Priority Claim" means any claim, other than an Administrative Expense Claim or a Tax Claim, to the extent entitled to priority in payment under Section 507(a) of the Bankruptcy Code.

24. "Priority Creditor" means any creditor that holds a Priority Claim.

25. "Reorganized Chartwell" and “Reorganized Debtor” mean Chartwell subsequent to the merger of ERH (defined below) with Chartwell or ERH becoming a wholly owned subsidiary of Chartwell.

1"Tax Claim" means any claim that is entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.
2"Unclaimed Property" means any distributions that remain unclaimed ninety (90) days following each distribution under the Plan.
3"Unimpaired Claims" means any claims that are not impaired under Debtors'Plan in accordance with Section 1124 of the Bankruptcy Code.
4"Unsecured Claims" means all Allowed Claims other than Allowed Secured Claims, Administrative Expense Claims, Priority Claims, Tax Claims, and claims of

32. "Unsecured Claimants" means any Claimant that is the holder of an Unsecured Claim.

B. Undefined Terms: A term used, but not defined in Debtors'Plan, but defined in the Bankruptcy Code has the meaning given to that term in the Bankruptcy Code.

II. CLASSIFICATION OF CLAIMS AND INTERESTS

    A. Nonclassified Claims: Priority claims pursuant to 11 U.S.C. Section 507(a) are not classified under this Plan.

    B. Classified Claims: All Allowed Claims (except Allowed Claims treated under Article III of this Plan) and Allowed Interests are placed in the following Classes:

Class 1: Secured claims;
Class 2: Unsecured Claims;
Class 3: Preferred stock shareholders and common stock shareholders;

C. Specification and Treatment of Claims and Interests: The treatment of the claims and interests described below applies only to Allowed Claims and Allowed Interests. Distributions to holders of claims or interests that are not Allowed Claims or Allowed Interests as of the Effective Date will be made, in accordance with the Plan provisions for such classes of claims and interests, after each such claim or interest becomes an Allowed Claim or Allowed Interest.

III. TREATMENT OF NONCLASSIFIED CLAIMS

Administrative Expenses & Priority Claims

1    Except as provided in paragraphs 2 and 3, below, the holders of Allowed Claims entitled to priority under Section 507(a) of the Bankruptcy Code, except professional fees requiring court approval under Section 330 of the Bankruptcy Code, shall be paid on the Effective Date or as soon thereafter as such a claim becomes an Allowed Claim, except to the extent a holder of such claim has agreed to other treatment. Professional fees shall be paid upon court approval of a duly noticed fee application. All such Administrative Expense Claims and Priority Claims shall retain their priority status until paid in full. Such priority status shall continue in the event such claims are not paid under this Plan, including, but not limited to, conversion of this case to Chapter 7. Post Confirmation fees to professionals shall be paid in full, monthly, unless otherwise agreed with such professionals. The Court shall retain jurisdiction to address Debtors'objections to any fees.
2    The holders of Allowed Claims entitled to priority pursuant to 11 U.S.C. Section 507(a)(8) may be paid monthly by Debtors over a period of up to six years or sooner at the discretion of Debtors, with interest at the rate allowed by law.
3    Administrative Expense Claims for goods and services incurred in the ordinary course of Debtors'business will be paid in accordance with Debtors'agreement with the holders thereof.

IV. SPECIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

Holders of Allowed Claims and Interests shall receive the distributions set forth in this Article on account of, and in complete satisfaction of, all such Allowed Claims.

All stock issued pursuant to this Plan shall be issued on the Effective Date or as soon thereafter as is practicable. No fractional shares will be issued, but will instead be rounded to the next nearest whole number.

1    Class 1 is impaired and consists of the Allowed Secured Claims of approximately $3,176,314. Debtor estimates that the value of the security held for these claims totals approximately $1,080.000, and the deficiency portion totals $2,096,314. Debtor shall transfer the security to the respective secured creditors, and all portions of the Secured Claims not satisfied by such transfer shall be included in the Class 2 Claims.
2    Class 2 is impaired and consists of all non-priority Allowed Unsecured Claims. Debtor estimates the Allowed Unsecured Claims total approximately $2,211,865, the deficiency portion of Secured Claims totals $2,096,314, and the total Claims equals $4,308,179. Each Claimant with an Allowed Claim in Class 2, together with each Claimant with an unsatisfied portion of a Secured Claim, shall receive a pro rata portion of shares of Common Stock in Reorganized Chartwell, said shares representing five percent (5%) of the common shares of Reorganized Chartwell.
3    Class 3 is impaired and consists of the holders of preferred and common stock of Debtor. The preferred stock shall be converted into common stock, at the ratios of their respective agreements. The current shareholders will retain the number of shares currently owned , but shall be diluted to five percent (5%) of the common shares of Reorganized Chartwell,

V. MEANS FOR IMPLEMENTATION OF THE PLAN

A. Formation and Capitalization of Reorganized Debtor: Energy Resources Holdings, LLC (“ERH”) will merge with Debtor and the ERH members will receive sufficient shares of newly issued common stock of Reorganized Debtor to equal 39% of the issued common stock of Reorganized Debtor. ERH will provide debtor-in-possession financing (subject to Bankruptcy Court approval), which will be converted into 51% of the issued common stock of reorganized Debtor. Said shares shall be issued upon Confirmation of Debtor's Plan and consummation of the Merger.
Upon the Effective Date, (a) the Board of Directors of Reorganized Chartwell shall be authorized to declare, and to take all steps necessary to effectuate, a reverse stock split of one (1) post-split share of Reorganized Chartwell common stock for every two (2) pre-split shares of Debtor’s common stock held by current shareholders; (b) Reorganized Chartwell shall (i) issue common stock to be issued to holders of Allowed Secured Claims in Class 1 for the deficiency amount, and (ii) issue common stock to the holders of Allowed Claims in Class 2; (iii) increase the number of authorized shares of common stock to 500,000,000 and (iv) change the name of the Reorganized Debtor to “Covalent International Group, Inc.”. Immediately thereafter, the Merger shall be consummated and ERH shall be merged into Chartwell or become its wholly owned subsidiary ("Chartwell Subsidiary"). Reorganized Debtor expects to change its domicile to Delaware from Nevada by merging with a Delaware corporation that it shall establish to accomplish this result. Concurrently, Chartwell also shall issue the shares for conversion of the debtor-in-possession financing, to be distributed pursuant to the terms of the debtor-in-possession financing agreement.
No other rights to acquire Equity Securities may be issued by Reorganized Chartwell in connection with this Plan. However, this restriction shall not prohibit Reorganized Chartwell from issuing additional Equity Securities after consummation of these transactions contemplated by the Plan as long as such issuances do not violate the terms of this Plan.

B. Liquidity and Transferability of Post-Confirmation Equity Interests: No representations are made to any party concerning the tax attributes and effects of issuance of shares, options and warrants pursuant to the Plan. You are advised to consult your own tax adviser.

THE STOCK OF REORGANIZED DEBTOR IS STOCK WHICH DEBTOR ANTICIPATES WILL BE ACTIVELY TRADED. REORGANIZED DEBTOR WILL HAVE NO CONTROL OVER MARKET REACTIONS AND MAKES NO REPRESENTATION THAT IT WILL SUCCEED IN CREATING AN ACTIVE TRADING MARKET OR ACHIEVING ANY SPECIFIC VALUE.

C. The Board of Directors of Reorganized Chartwell shall consist initially of Chartwell shall consist initially of five (5) directors: Robert Papiri, Ernest Stern, Jonathan Kelafant, Imre Eszenyi, and Herman Hohauser. until their successors are duly elected and qualified, or until their earlier resignation or removal. Senior management will include Herman Hohauser (CEO), Paul Biberkraut (Chief Financial and Administrative Officer) and Oleg Voloshyn, Finance Director.
The Board of Directors of Chartwell shall have at least two committees, the Compensation Committee and the Audit Committee.

D. Treatment of Security Interests: All security interests and liens including, but not limited to judicial liens and attachments, are extinguished at Confirmation.

VI. RECOVERY OF AVOIDABLE TRANSFERS

The Debtor may commence any adversary proceeding to recover transfers avoidable under the Bankruptcy Code within the time specified in the Bankruptcy Code.

IX. RETENTION, ENFORCEMENT AND WAIVER OF CLAIMS
X. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Debtor shall retain and may enforce claims held by it or its estate except such claims which have been waived, relinquished, or released in accordance with this Plan.
All executory contracts and unexpired leases to which Debtor is a party at the time the case is commenced will be rejected. The last date to file claims for rejected contracts and/or unexpired leases shall be 30 days after the Effective Date. Any entity with a claim that arises from the rejection of an executory contract or unexpired lease shall have the rights of a Class 2 unsecured claimant to the extent such claim becomes an Allowed Claim in that Class.

XI. TAXES

No representations are made to any party concerning the tax attributes and affects of this Plan. You are advised to consult your own tax adviser.

XII. REVESTING

Except as provided in the Plan or in the Confirmation Order, on the Effective Date, Reorganized Chartwell shall be vested with all the property of Debtor’s estate free and clear of all claims, liens, security interests, charges and other interests of the creditors arising prior to Confirmation.

XIII. BAR DATE AND NOTICE

1    Pre-Petition Claims: In accordance with Federal Rules of Bankruptcy Procedure, Rule 3003(c)(3), unless otherwise waived, the Court will establish a bar date as the last day by which creditors would be permitted to file Proofs of Claim in this case (the "Bar Date"). Pursuant to Bankruptcy Code Section 502 and Federal Rules of Bankruptcy Procedure, Rule 3003(c)(2), any creditor whose claim is not scheduled by Debtors or was scheduled as disputed, contingent or unliquidated, and who fails to file a Proof of Claim on or before the Bar Date, will not be treated as a creditor with respect to such claim for purposes of voting on, and receiving a distribution under, the Plan. Debtor intends to file objections to all late filed claims and to all duplicate, excessive or otherwise defective claims.
2    Administrative Claims: Any creditor who has an Administrative Expense Claim (other than for ordinary business expenses payable in the ordinary course and other than professionals) shall file a proof of claim or application for payment with the Court for such administrative expenses on or before 45 days after the Effective Date and serve a copy thereof on Debtor. Administrative Expense Claims filed after the deadline set forth herein shall be barred and Debtor shall have no obligation to pay such late filed claims. This provision specifically excludes administrative claims of professionals employed in this Bankruptcy Case.

XV. RETENTION OF JURISDICTION
Notwithstanding Confirmation, the Bankruptcy Court shall retain full jurisdiction as provided in 28 U.S.C. Section 1334 to enforce the provisions, purposes, and intent of this Plan including, without limitation:

1. Determination of the allowability and priority of claims and interests;

2. Determination of requests for payment of claims entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereto;
3. Resolution of controversies and disputes regarding interpretation of this Plan;
2Implementation of the provisions of this Plan and entry of orders in aid of Confirmation of this Plan, including, without limitation, appropriate orders to protect the Debtor from creditor action;
3Modification of this Plan pursuant to Section 1127 of the Bankruptcy Code and amendments to this Plan after substantial consummation;

6. Adjudication of any causes of action brought by the Debtor;

7. Any determination or estimation necessary or appropriate under Section 505 of the Bankruptcy Code or other determination or estimation relating to tax returns filed or to be filed by the Debtor for periods through the end of the fiscal year in which the Effective Date occurs, including the determination of the amount of taxes, net operating losses, tax attributes, tax benefits, tax refunds, and related matters of the Debtor; and

8. Entry of a final decree closing this case.

XVI. POST-CONFIRMATION NOTICES

In the event it is necessary to provide notice to creditors after the Plan is confirmed, notice will be mailed only to the following: (1) parties affected by the noticed action, (2) committees appointed in the case, (3) Debtor, (4) Reorganized Chartwell, (5) United States Trustee, and (6) parties requesting special notice of post-confirmation matters.

XVII. UTILITIES

All deposits made to utility companies during the pendency of this case shall be returned to Debtors within fifteen (15) days after the Effective Date of this Plan.

Date: May 25, 2010

Respectfully submitted,
By:	/s/ Imre Eszenyi, Chairman
Debtor

/s/ Brian Guillorn
Attorney for Debtor